UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Enzon Pharmaceuticals, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    293904108
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 18 Pages

CUSIP No. 293904108                 13G/A                 Page 2 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible
                    into 3,979,056 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible
                    into 3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.31%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 3 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Convertible Arbitrage Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    1,047,120 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    1,047,120 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             1,047,120 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.33%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 4 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible
                    into 3,979,056 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible
                    into 3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.31%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 5 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.31%
--------------------------------------------------------------------------------
    (12)     TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 6 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.31%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 7 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.31%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 8 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             3,979,056 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.31%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 9 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC                        20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    5,026,176 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    5,026,176 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             5,026,176 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             10.27%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 10 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    5,026,176 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    5,026,176 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             5,026,176 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             10.27%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** IN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 11 of 18 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    5,026,176 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes, due 2013, convertible into
                    5,026,176 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4.0% Convertible Senior Notes, due 2013, convertible into
             5,026,176 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             10.27%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 293904108                 13G/A                 Page 12 of 18 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on May 26, 2006 (as amended, the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of Enzon Pharmaceuticals, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4 and 8 in their entirety as set forth below.


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


           HIGHBRIDGE INTERNATIONAL LLC
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CONVERTIBLE ARBITRAGE MASTER FUND, L.P.
           c/o Highbridge Capital Manangement, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CAPITAL CORPORATION
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE MASTER L.P.
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE CAPITAL L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           HIGHBRIDGE GP, LTD.
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           HIGHBRIDGE GP, LLC
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

CUSIP No. 293904108                 13G/A                 Page 13 of 18 Pages

           HIGHBRIDGE CAPITAL MANAGEMENT, LLC IRS #: 20-1901985
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           GLENN DUBIN
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           HENRY SWIECA
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States


Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                As of the date of this filing, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP Ltd., Highbridge GP LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of 4.0% Convertible Senior Notes due 2013 convertible into 3,979,056 shares of Common Stock issuable to Highbridge International LLC. In addition, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of 4.0% Convertible Senior Notes due 2013 convertible into 1,047,120 shares of Common Stock issuable to Highbridge Convertible Arbitrage Master Fund, L.P.

            Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

            (b) Percent of class:

                  Based on the Company's Prospectus filed on Form S-3/A on November 3, 2006, there were 43,897,988 shares of Common Stock outstanding as of October 31, 2006. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the 4.0% Convertible Senior Notes due 2013, issued by the Company, (i) Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP Ltd., Highbridge GP LLC may be deemed to beneficially own approximately 8.31% of the outstanding shares of Common Stock of the Company,
(ii) Highbridge Convertible Arbitrage Master Fund, L.P. may be deemed to beneficially own approximately 2.33% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Capital Management, LLC may be deemed to beneficially own approximately 10.27% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

CUSIP No. 293904108                 13G/A                 Page 14 of 18 Pages

            (c) Number of shares as to which such person has:

                       (i) Sole power to vote or to direct the vote

                           0

                      (ii) Shared power to vote or to direct the vote

                           See Item 4(a)

                     (iii) Sole power to dispose or to direct the disposition
                           of

                           0

                      (iv) Shared power to dispose or to direct the
                           disposition of

                           See Item 4(a)


Item 8.  Identification and Classification of Members of the Group

      See Exhibit I.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 14, 2007, by and among Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 293904108                 13G/A                 Page 15 of 18 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2007

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC    By: Highbridge GP, LLC
    its Trading Manager                       its General Partner


By: /s/ Carolyn Rubin                     By: /s/ Clive Harris
    ------------------------------            ------------------------------
Name:  Carolyn Rubin                      Name:  Clive Harris
Title: Managing Director                  Title: Director


HIGHBRIDGE CAPITAL CORPORATION            HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager                   By: /s/ Clive Harris
                                              ------------------------------
                                           Name:  Clive Harris
                                           Title: Director
By: /s/ Carolyn Rubin
    ------------------------------
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                    HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.                   By: /s/ Carolyn Rubin
    its General Partner                   ------------------------------
                                          Name:  Carolyn Rubin
                                          Title: Managing Director

By: /s/ Clive Harris
    ------------------------------
Name:  Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                          /s/ Henry Swieca
    ------------------------------            ------------------------------
Name:  Clive Harris                           HENRY SWIECA
Title: Director

CUSIP No. 293904108                 13G/A                 Page 16 of 18 Pages

                                          HIGHBRIDGE CONVERTIBLE ARBITRAGE
                                          MASTER FUND, L.P.

                                          By: Highbridge Capital Management, LLC
/s/ Glenn Dubin                                its Trading Manager
----------------------------------
GLENN DUBIN
                                          By: /s/ Carolyn Rubin
                                              ------------------------------
                                          Name:  Carolyn Rubin
                                          Title: Managing Director

CUSIP No. 293904108                 13G/A                 Page 17 of 18 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of Enzon Pharmaceuticals, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 14, 2006

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC    By: Highbridge GP, LLC
    its Trading Manager                       its General Partner


By: /s/ Carolyn Rubin                     By: /s/ Clive Harris
    ------------------------------            ------------------------------
Name:  Carolyn Rubin                      Name:  Clive Harris
Title: Managing Director                  Title: Director


HIGHBRIDGE CAPITAL CORPORATION            HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager                   By: /s/ Clive Harris
                                              ------------------------------
                                          Name:  Clive Harris
                                          Title: Director
By: /s/ Carolyn Rubin
    ------------------------------
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                    HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.                   By: /s/ Carolyn Rubin
    its General Partner                   ------------------------------
                                          Name:  Carolyn Rubin
                                          Title: Managing Director

By: /s/ Clive Harris
    ------------------------------
Name:  Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                          /s/ Henry Swieca
    ------------------------------            ------------------------------
Name:  Clive Harris                           HENRY SWIECA
Title: Director

CUSIP No. 293904108                 13G/A                 Page 18 of 18 Pages

                                          HIGHBRIDGE CONVERTIBLE ARBITRAGE
                                          MASTER FUND, L.P.

                                          By: Highbridge Capital Management, LLC
/s/ Glenn Dubin                                its Trading Manager
----------------------------------
GLENN DUBIN
                                          By: /s/ Carolyn Rubin
                                              ------------------------------
                                          Name:  Carolyn Rubin
                                          Title: Managing Director